EXHIBIT 99.2

Investment Community Conference Call

Tuesday, November 13, 2007, 4:00 PM Eastern

Operator

Good afternoon, Ladies and Gentlemen, and welcome to the QuadraMed investor conference call.

Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question and answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference the QuadraMed Safe Harbor Statement. The presentations made during the conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risk and uncertainties. The words: believe, expect, target, goal, project, anticipate, predict, intend, plan, estimate, may, will, should, could, and similar expressions and their negatives are intended to identify such statements.

Forward-looking statements are not guarantees of future performances and anticipated trends in growth and business or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements or actual results could differ materially from those anticipated in these forward-looking statements for any reasons including the risks faced by us described in documents that we file with the SEC from time to time.

At this time, I would like to turn the call over to Keith B. Hagen, QuadraMed’s President and CEO. Mr. Hagen, please go ahead.

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Thank you very much, Kevin.

Good Afternoon, Ladies and Gentlemen and thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. We have a lot of material to cover today. During this call, we will be referencing our recent 8-K/A filing related to our acquisition of CPR, as well as the Q3 press release from this morning. As the CPR acquisition occurred at the very end of the third quarter and had little impact on our income statement, we’ll first discuss Q3 as our base business. We’ll then walk through the details of the acquisition and finally, discuss how we see the combined business in Q4 and the full year 2007.

With that I’ll ask Dave to walk you through the Q3 financial results. Dave?

David Piazza - QUADRAMED CORPORATION - CFO

Thanks, Keith. Hello, Ladies and Gentlemen. Thank you as always for joining us today. This morning in our press release we reported our third quarter 2007 operating results which included quarterly net income for the sixth consecutive quarter and for the seventh time in the last two years. For our three months ended September 30, 2007, we had net income of $1.5 million, but we also reported net loss to common shareholders of $500,000, and loss per share basic and diluted of $0.01.

Now, included in the current quarter is the financial impact of a company-initiated review of job descriptions and employee wage hour classifications the management conducted together with its external counsel. And as a result of that review, the Company has changed the wage out classifications for certain employees to ensure compliance with applicable law and we will pay past overtime to the affected employees at the end of November. Thus the Company has recorded $1.5 million of additional compensation expense in the current quarter. Now we have taken what we believe are the appropriate steps to address the situation and we have taken into Q3 what we believe to be the full expense related to it.

Now, if we could have adjusted the reported net loss to common shareholders for this $1.5 million compensation item, we would have reported a net income to common shareholders of $1 million and earnings per share of $0.02 basic and diluted. By comparison, we reported net income to common shareholders of $4.5 million for the third quarter of 2006. Now, as you may recall, the results last year in the third quarter included $2.5 million of revenues related to cash collections from customers whose revenue was deferred due to disputes or delayed payments, and substantially all of that revenue went directly to the bottom line last year which contributed in large part to the decrease in net income between periods.

We also reported this morning an EBITDA of $1.8 million for the quarter compared to EBITDA of $7.5 million in Q3 of last year. This decrease in EBITDA is primarily due to the Q3 2006 cash collection revenues I just discussed, the $1.5 million compensation item, and overall increase in cost of revenue during the current quarter, much of which is tied to increases in government revenues which have lower gross margin than most of our other product lines.

We are reporting total revenue for Q3 of 2007 of $32.9 million, compared to $34.4 million for the second quarter of this year. As we discussed during our Q2 call, that quarter included $3.7 million related to a large hardware deal to a single customer. Now, removing that item from the Q2 revenue, results in a normal revenue of $30.7 million for that quarter. Thus, on a quarter-over-quarter basis, our Q3 revenues of $32.9 million have increased 7% apples-to-apples. Most of that increase is attributable to the government revenues.

To remind you of what we said last quarter regarding revenue guidance, we raised our quarterly range by $2 million to $31 million to $33 million for the third and fourth quarters, excluding any revenues from the CPR acquisition. This quarter’s results were near the high end of that range, and by the way, we recorded no revenue in Q3 from CPR. Our reported gross margin of 57% for Q3 2007 compares to 68% a year ago.

Again, that 68% in Q3 of last year was heavily influenced by the $2.5 million cash basis revenue which contributed almost 100% to gross margin. In addition, in Q3 of 2007, we had $1.1 million higher cost of services resulting from the wage salary adjustment. If we remove these two items from the respective quarters, it would have produced gross margin of 61% in the current quarter compared to 66% in the year ago quarter.

Overall, however, our cost of services are significantly higher this quarter versus Q3 of last year. Again, $1.1 million due to the wage salary issue but most of the rest is driven by additional full time and temporary headcount, as well as consultants all working on large smart identity management projects and the Q3 push on government installations. It should also be noted that the current quarters level of cost of services, not including the one-time item, is very comparable to what we reported last quarter, Q2 of 2007 that is.

Turning to total operating expenses, we reported an overall increase of $900,000 in Q3 2007 to $17.9 million, and this is up from $17 million in Q3 of 2006. This is consistent with what I told you last quarter regarding our expectations for Q3 and Q4 of this year. That is, we expected quarterly costs in the high $17 million to low $18 million range, exclusive of the costs related to CPR, and by the way, we had only one week of CPR costs included in our Q3 2007 results.

Now, approximately $400,000 of this quarter’s increase versus last year was due to the wage salary adjustment, and on an overall basis this varies between comparable quarters as comprised of an increase in software development costs of $330,000, an increase of $140,000 in G&A, and an increase of $740,000 in sales and marketing, and the sales and marketing increase was due primarily to increases in headcount driven expenses and costs associated with our strategic plan. All of these category decreases were partially offset by a $300,000 decrease in depreciation and amortization. Finally during Q3 of this year, we had $200,000 more interest income as a result of a higher level of invested cash in 2007 versus 2006.

Now, if you turn to Exhibit 4 in this morning’s press release, you’ll see our calculation of EBITDA and adjusted EBITDA for the last five quarters. The $1.8 million EBITDA reported for the current Q3, again is significantly less than $7.5 million a year ago, and is also less than the EBITDA reported in the prior three quarters but on an adjusted EBITDA basis, this current Q3 is comparable to Q2 and Q1 of this year. And as previously discussed, the decline in EBITDA from Q3 of 2006 to the current quarter is attributable to cash basis revenues in the 2006 quarter, as well as higher cost of service revenues in the current quarter, most notably the amount related to the salary and wage adjustment.

In addition the changes in EBITDA over the last 12 months tracked to similar changes in revenues between the respective periods as is shown on the bottom of Exhibit 4 and the resulting gross margins. As I mentioned before, we are recognizing almost twice as much government revenue this quarter than we did in the same period last year, and it has a lower gross margin than most other product lines.

Turning to cash flow, our cash flow continued to be strong again during Q3 of 2006 with cash from operations coming in at $4 million compared to $3 million in Q3 of 2006 and this quarter-over-quarter increase was due primarily to the fact that even though net income for last year’s Q3 was $4.5 million higher, $8.9 million of that quarter’s revenue came out of deferred, which does not contribute any cash, and by comparison, the impact on the current Q3’s net income from deferred was only $4.1 million. So in spite of the stronger net income in the third quarter of last year, the amount of revenue that did not contribute cash flow was also significantly higher in the 2006 period.

Our balance of cash and investments has decreased to $25.2 million at September 30th, due primarily to the $33 million we paid for CPR. And our DSO’s continue to improve. The QuadraMed accounts receivable DSO’s decreased to 44 from 60 at year-end, but the DSO’s for the $5.7 million of CPR accounts receivable were 79, making the composite DSO rise to 50. By comparison to a year ago, our DSO’s were at 57.

Before I turn the call back to Keith, I’d like to make a comment on the 8-K/A that we filed last Friday regarding the CPR acquisition. The historical Misys CPR financials included in the filing were produced by Misys and we filed them as audited by the Misys independent audit team because the SEC rules require us to do so. And the same can also be said for the proforma exhibits that reflect the combined companies with only a few adjustments. As you can see from our Note 4 in that 8-K/A entitled “Synergies” these proformas do not include our operational plans and therefore the anticipated synergies and also other adjustments, such as GAAP accounting for deferred revenue, are not incorporated. So we do not believe that these proformas fully reflect how we will operate the business in the short-term or certainly over the next 12 months.

Now, I’d like to turn the call over to Keith.

Keith Hagen - QUADRAMED CORPORATION -President & CEO

Thank you, Dave.

We are naturally pleased to announce that we have achieved the high end of our quarterly revenue guidance of $31 million to $33 million by reporting $32.9 million of revenue, and as Dave mentioned, none of this revenue was attributable to the CPR acquisition. Our sales continue to be strong with our year-to-date sales bookings slightly ahead of our internal plan. The acquisition closed at the end of September so there are no QCPR sales bookings included in this Q3 result.

Our sales pipeline continues to hold strong at $207 million as of the end of September. This does not include any impact from the acquisition. Misys included early stage sales leads in their pipeline which we do not count. We have a full understanding of the Misys pipeline, but for consistency, we feel it’s prudent to re-qualify each account before adding anything to our reported pipeline. That being said, there are opportunities that we are actively pursuing that came with the acquisition.

This is a good segue into our discussion about the acquisition of our new clinical product offering. Since taking over as CEO two years ago, I have been continually asked about new Affinity sales. We announced these sales as we make them and clearly, we were not making very many so it’s no surprise that our Affinity clinical offering was not competing successfully in the market. As we evaluated how to address this, we came to the conclusion that while our Affinity clinical product is in successful operation at many hospitals across the U.S., it lacked the advanced functionality needed to be truly competitive.

Functionality, like integrated medication management, multi-entity capabilities, and integrated lab and radiology were missing. Our evaluation of how to address these shortcomings included building it, partnering for it, and buying it. Partnering was eliminated due to the strategic nature of this functionality in support of our Care-Based Revenue Cycle. Building the functionality would have taken significantly more expenditure and R&D and years to develop. We therefore decided to pursue a strategic acquisition and during our March 2007 earnings call, I mentioned our desire to do so.

The CPR product was selected for a long list of reasons. The product has a good install base with referenceable clients, its computerized physician order entry capability is widely deployed with thousands of physicians using it, and it uses an underlying technology similar to our Affinity system. This provides better integration with our financial applications and helps to protect the investments of the Affinity clients that choose to move on to the QCPR code base.

As a major benefit from a reference standpoint, there are two clients that already have QCPR installed and are also utilizing our Affinity Revenue Cycle product. This provides instant validation to our clients and prospects that the systems can work together.

Having the QCPR product means QuadraMed is again competitive in large complex healthcare settings. This is demonstrated in our press release where we quote Patrick Anderson who is the CIO for the Los Angeles County Department of Health Services. LA County is a long time QuadraMed client utilizing most of our solutions including Affinity clinicals. They are the second largest public healthcare system in the country. The largest is New York City Health and Hospital, a long time user of the QCPR product.

Patrick is quoted as saying he believes that QuadraMed has made the right choice in selecting QCPR as a product to meet the needs of organizations like theirs and that he couldn’t be more excited about this strategic move on the part of QuadraMed. In fact we have a large number of current Affinity clients that are excited to have access to advanced clinical functionality from QuadraMed and are in the process of evaluating QCPR. We have of course contacted and engaged all of the QCPR clients including large sites like New York City Health and Hospital, Daughters of Charity and University Health Network in Toronto.

Our press release also quoted Lydia Lee, the Executive Director of Shared Information Management Services at UHM. Lydia and her team have been very welcoming to QuadraMed and have been performing site visits for us. The response from the QCPR employees has been equally positive. We put significant work into building operational plans parallel to our due diligence efforts. This allowed us to hit the ground running on day one after closing.

This new part of our business has already been fully integrated into each of our functional areas. This planning has made all the difference in retention staff, building the product road maps and continuity of QCPR projects. During last quarter’s investor call, I was limited in what I could say about the financial aspects of the acquisition. We had only announced the definitive agreement but we had not closed on the deal, we did not have audited financials, and we had not yet filed the 8-K/A, all of which have now occurred.

When reviewing the 8-K/A, I believe it is important to emphasize that this was an asset purchase, and as such we only took on those expenses that we chose to. As Dave stated, based on SEC regulations and guidance, the proforma income statements presented in the 8-K/A could not include adjustments arising from synergies which we believe the acquisition might have either on QuadraMed or on the CPR business’ operations. The proforma income statements represent the combined operations as if they more or less remained intact as originally reported as stand alone companies; therefore, the proforma income statement presentations do not purport to represent the future operations of the business as QuadraMed will operate it as part of a combined entity.

Our goal and expectation is to run our entire business at the same levels of efficiency that we have been running our existing business. As such, we feel strongly that taking into account our lower cost structure, this will be a positive financial addition to the Company in addition to being a strategic imperative. The most significant expense difference relates to headcount. The average headcount during the Misys fiscal year ending May 31, 2007, was approximately 200, but we hired only 134 as part of the asset purchase. The average cost to the Company for a CPR staff member including salary and benefits is just over $100,000.

It should be noted that we had no financial responsibility for any employee costs related to staff that we did not make job offers to, nor any costs related to the pre-closing period associated with those employees that we did hire. The reduction of these positions along with a handful of cuts in the existing QuadraMed staff came from all functional areas. After the acquisition, we ended September with 700 full- time employees. We also had 58 temporary staff related to our MPI clean-up services. The number of temporary staff fluctuates during the year depending on the number of active clean-up projects. We also have open positions for full time staff which we are constantly recruiting to fill.

With these changes in headcount, it is very important to point out that we will still be investing heavily in the development of our clinical solutions. While we have commitments to our existing Affinity clinical clients which we will of course meet, all significant new development will be done on the QCPR code base. Because of the integration of the businesses, we will actually have twice as many people in QCPR product development compared to what was the case under Misys.

It is important to point out that going forward, we will not break out financials related to QCPR. This acquisition has been fully integrated with QuadraMed and as such, there is no differentiation between what is QCPR and what is QuadraMed. From an operational perspective, we intend to differentiate ourselves from the previous owners of QCPR through our ability to execute on our product road map, deliver on improved client support, and generally increase client satisfaction with our vendor. Because of our track record of focusing on the hospital market, we are confident that we can do all of this.

From a sales perspective, we believe we can be more competitive than Misys was with QCPR as a component of our enterprise suite of solutions rather than a stand alone application. We’re currently focused on working with existing Affinity clients that want to move to the QCPR code base, working to build our pipeline, and trying to close new name opportunities. We feel we now have a product that is more competitive in the market, has strong reference sites, and is a great platform to build on.

Lastly, I’d like to discuss our expectations for Q4 and our full year 2007 results. We are raising our Q4 revenue guidance to an expected range of $36 million to $39 million. This compares to our Q4 ‘06 revenue of $31.2 million and our current quarters $32.9 million. Remember this is for the full business including QCPR, and all other revenues of QuadraMed.

This will put the full year 2007 at $132.5 million to $135.5 million, or a 6% to 8% increase over our full year 2006 results. We expect Q4 total operating expenses to be $20 million to $21 million, with EBITDA margins slightly improved over Q2 and over Q3 excluding that quarter’s one-time expense.

We’ll now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

We’ll take our first question from David Hayes. Please go ahead.

David Hayes - Lehman Brothers - Analyst

Hi, Keith. Hi, Dave, how are you?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Good, David.

David Hayes - Lehman Brothers - Analyst

Lots of information to try to digest here in terms of the acquisition and then the results. Would you—first question, would you comment again on the $1.5 million expense hit for Q3 this year and exactly what that was attributable to?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Yes, we did a review of the job classifications for our staff which resulted in our having to change some staff positions from exempt to non-exempt, which then also, in order to make those adjustments, required us to pay back overtime for some of those employees that were affected, so that was an action that we took. We worked with our external counsel to make sure that we were doing everything that we felt we needed to do to correct that situation and we’ve done that and those expenses are accounted for in Q3.

David Hayes - Lehman Brothers - Analyst

The move forward affect of that is what?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

I’m sorry, David, I didn’t hear that.

David Hayes - Lehman Brothers - Analyst

No problem, Keith. What would you anticipate the affect of that change to be on expenses for QuadraMed over the next quarters?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

We really don’t expect it to have any significant impact going forward.

David Hayes - Lehman Brothers - Analyst

So we wouldn’t expect next quarter to see another hit like this?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

No, not at all.

David Hayes - Lehman Brothers - Analyst

Okay, I appreciate the information.

I wanted to jump more into the CPR acquisition because obviously, it’s a key component of the strategy. Do I ask you to address rumors with this product that people say on the positive side, great fit for features and functionality for QuadraMed particularly as it relates to Affinity and what it can do for the functionality. On the negative, folks have said there hasn’t been a lot of R&D on the product or a lot of expenses load into it for awhile.

You guys, I think, you talked about R&D and then placing heavy investment within the product, basically at two times what Misys was doing, so would you comment on this - I guess the functionality of the system, what you think it can do for QuadraMed as an advantage and then what level of investment is required?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Yes, great. I was actually working for Misys in 2003 when they acquired the CPR product from Per-Se, and I know that they— operationally I wasn’t involved with the product but I worked at Misys, and I know that they certainly invested additional dollars into that product after they acquired it from Per-Se, so there is certainly R&D dollars that have gone into that product over the last three to four years. So we think that the product is a very competitive product.

When we look at the R&D spend, we look at the number of people that were in R&D for the CPR product as part of Misys at the time that we did this transaction. We look at then the existing clinical development staff that we have and as they are cross-trained and moved on to that product, there will be twice as many resources in product development, the development, QA, business analysts to create the product and be twice as many as compared to what Misys had at the time of the acquisition. So, we think that in our market, we have to continually invest heavily within our products to be competitive and we’ll continue to do that.

We have picked up the road maps that Misys had. We have added to those. We have put—right now we’re putting resources on those and building our delivery plans for 2008 which we think will be very positive for both the existing QCPR clients, as well as new clients that would move to that product. It’s a very, very flexible product that has tremendous ability to be enhanced at each site, so it’s very flexible and extensible which is part of why it’s been so successful.

One of the things that we’ve found as we’ve implemented clinical systems over the last few years is that each physician kind of wants to practice medicine in a little bit different way and one of the beauties of the QCPR product is it allows that flexibility so different physicians with different specialties can view the system in the way that they would like to see it. So we’re very positive on the product. We think that it’s got a lot of opportunity and we’ll continue to invest in development in that product.

David Hayes - Lehman Brothers - Analyst

Final question for you, and I appreciate that. This maybe the most difficult of them all for you guys, so choose to answer as you would like.

The market reaction to the Q3 results, obviously today was not positive. From an investor perspective, QuadraMed has spent a lot of money to acquire this particular product. Why should investors have confidence in the move-forward strategy of QuadraMed? What’s on the horizon to make us feel comfortable with increased shareholder value and I appreciate your time.

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Thanks, David.

Yes, we certainly think that the Company is positioned better now than it has been in quite some time, as far as a product portfolio and the foundational infrastructure of the Company. When you look at the successes that we feel we’ve had over the last two years, we’ve been able to do that with the portfolio of products that we have, so the work we do with the government through the VA, our HIM products, our existing Affinity install base and the other products that we have, and we’ve been able to show good results with all of those with the biggest issue being top line growth.

We continue in the past to have stayed relatively flat at least over the last two years that I’ve been here with top line growth. Our goal has been to position the Company to be able to address that situation, having a more competitive clinical information system is the step that we think we needed to take in order to try to position ourselves as a go-forward business and to grow the business. So that’s why I think there’s a lot of cause for optimism within the investor base and that’s what we’re driving to accomplish.

Kevin, are there more questions?

Operator

Thank you.

We’ll take our next question from Julian Allen. Please go ahead.

Julian Allen - Analyst

Hi, Keith, good afternoon.

Based on your comments regarding the reduction in headcount at CPR, or should I say you’re not hiring all of the former Misys CPR employees, and your comments with respect to your Q4 margins, that would imply that between the reduced headcount and not having to allocate Misys corporate overhead items, that the combined businesses will operate at or slightly above your current EBITDA margins. Is that correct?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Yes, over the long term, that’s correct, and—absolutely.

Julian Allen - Analyst

Okay, well, and by long term, you mentioned by Q4 the combined companies will be operating at slightly better than your Q2 and Q3 margins. So that would say that that accretion is happening immediately?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Yes.

Julian Allen - Analyst

Do you have a sense as to where over the longer term you can drive the EBITDA margins of the combined companies? Because obviously, the results a year ago benefited from the cash revenue collections, so your mid-20s EBITDA margins were flatter, that since came down to the 12% to 13% level. Do you have a sense as to where you hope to drive this over the next year or so?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

On this call, we’re not prepared to, or not willing to put out 2008 guidance, however, kind of looking back at the history, I agree that some of the profitability we were able to drive in 2006 was able to drive some shareholder value. That then flattened off as we were not able to grow the top line and so managing between doing the things we need to do to get the top line growing and just kind of constantly managing to profitability, we felt that we’ve had to make some investments in the Company to stay profitable but at a lower rate than we were in ‘06 so that we could take some of the steps internally that we feel we need to so we can start to drive the top line, so that’s kind of where we are right now in that life cycle.

Julian Allen - Analyst

It sounds as if you can drive top line growth that you would hope to achieve a somewhat better margin performance than you’re currently enjoying and you’re projecting for Q4, subject to improvement of the top line.

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Yes, I would say that longer term, that’s correct.

Julian Allen - Analyst

Do you have a sense as to when you would hope to be able to start announcing cross-selling either of QuadraMed products into the CPR base or vice versa? How long do you think that sell cycle will take?

Keith Hagen - QUADRAMED CORPORATION - President & CEO

We’re having a lot of conversations right now in both directions, but I could not predict when we would be able to start to announce some successes there.

Julian Allen - Analyst

Thank you very much.

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Thanks, Julian.

Operator

And our final question is from Chris Cook. Please go ahead.

Chris Cook - Analyst

Hi, thanks, my question has been asked and answered.

Keith Hagen - QUADRAMED CORPORATION - President & CEO

Thanks, Chris.

Operator

And it looks like we have no further questions in queue.

Keith Hagen - QUADRAMED CORPORATION - President & CEO

All right. Well, then I’ll just thank everybody for joining us on the call. As always we appreciate your interest in QuadraMed, and appreciate you being on the call. Thank you.

David Piazza - QUADRAMED CORPORATION - CFO

Thanks, everyone.

Operator

This does conclude today’s call. You may disconnect at any time. Thank you and have a great day.